Exhibit 99.1

FOR IMMEDIATE RELEASE

Claude Mongeau resigns as Chair of Norfolk Southern Board

New Chair to be elected at the next scheduled meeting of the Board of Directors

ATLANTA, June 3, 2025 – Norfolk Southern Corporation (NYSE: NSC) today announced Chairman Claude Mongeau has resigned from the Board of Directors this week for personal reasons. The board will elect a new chair at its next scheduled meeting later this month.

“We are deeply grateful for Claude’s leadership over the past six years,” said Norfolk Southern President and CEO Mark R. George. “He has put outsized time and effort into his service as the company navigated several challenges, ultimately stepping up as chair last year to successfully integrate our new board. He leaves Norfolk Southern a much stronger railroad than it was when he joined us.”

“I am proud of the way the current board has come together to work collaboratively and constructively alongside the management team,” Mongeau said. “It has been an honor to serve with them. I have every confidence the company is back on the right trajectory and has what it needs for continued success.”

Mongeau has served as an independent director on the Norfolk Southern Board of Directors since September 2019 and was elected chair in May 2024. He served as president and chief executive officer of Canadian National Railway Company (CN), a North American railroad and transportation company, from January 2010 to June 2016 and as a director of CN from October 2009 to June 2016. During his 22-year career at CN, he also served as executive vice president and chief financial officer and vice president strategic and financial planning. Mongeau currently serves as a director of Cenovus Energy.

About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a 22-state freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver approximately 7 million carloads annually, from agriculture to consumer goods. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports across the Gulf Coast and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

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